Exhibit 4.6

Tower Lease Agreement

The first amendment of tower lease agreement between PT Indosat Tbk (“Indosat”) and PT Hutchison CP Telecommunications (“HCPT”) No. Indosat: 948A/C00-C0DA/LGL/11 – No. HCPT: 404/LGL-AMD1-Tower/PT. Indosat, Tbk./RS-MM/Tech/VIII/11 dated August 18, 2011.

The Parties:

1.	Indosat; and

2.	HCPT

Scope of The Amendment

This first amendment was made to amend as follows:

1.	Compensation to Landlord and/or community;

2.	Tower Strengthening;

3.	Term of Payment;

4.	Put on an addition definition clause

Period of Amendment:

This third amendment effective on August 18, 2011 and have same expiration date as Tower Lease Agreement.